Exhibit 10.12

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

CARDIO3 BIOSCIENCES S.A.,

and

CELDARA MEDICAL, LLC

Dated as of 5 January 2015

	8.6	Treatment of Indemnification Payments	20
9.	Protective Covenants		20
	9.1	Right of First Negotiation	20
	9.2	Non-Solicitation	21
10.	Miscellaneous		22
	10.1	Notices	22
	10.2	Assignment; Binding Effect; No Third-Party Rights	23
	10.3	Entire Agreement	23
	10.4	Expenses	23
	10.5	Waivers; Amendments	23
	10.6	Reformation and Severability	23
	10.7	Governing Law	24
	10.8	Arbitration	24
	10.9	Consent to Jurisdiction	25
	10.10	Waiver of Jury Trial	25
	10.11	Attorney’s Fees	25
	10.12	Counterparts	26
	10.13	Headings	26
	10.14	Payments in U.S. Dollars	26
	10.15	Confidentiality Obligations	26

Exhibits

Exhibit A	Asset Purchase Agreement
Exhibit B	R&D Services Agreement
Exhibit C	Form of Seller Officer’s Certificate
Exhibit D	Form of Purchaser Officer’s Certificate

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of 5 January 2015, by and among:

(1)	Celdara Medical, LLC, a limited liability company organized under the laws of Delaware (Seller); and

(2)	Cardio3 Biosciences S.A., a corporation organized under the laws of Belgium (Purchaser or C3BS).

RECITALS:

WHEREAS, Seller owns all of the issued and outstanding membership interests (the Interests) of OnCyte, LLC, a limited liability company under the laws of Delaware (the Company);

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Interests of the Company, on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with Closing, and as a condition of and inducement to Purchaser’s willingness to enter into this Agreement, Seller and the Company will enter into an Asset Purchase Agreement effecting the transfer of the Transferred Assets and governing the milestone, royalty and opt-out payments related thereto (the Asset Purchase Agreement), substantially in the form of Exhibit A hereto;

WHEREAS, concurrently with Closing, and as a condition of and inducement to the parties’ willingness to enter into this Agreement, the parties will enter into a Research and Development Service Agreement outlining each of the party’s responsibilities with regard to the development of the Products after Closing (the R&D Service Agreement, and, together with the Asset Purchase Agreement, the Ancillary Documents), substantially in the form of Exhibit B hereto.

WHEREAS, the business of the Company will be the development and commercialization of the Products (the Business).

NOW, THEREFORE, in consideration of and subject to the premises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS

1.1	As used in this Agreement and the Schedules and Exhibits related hereto, the terms used are defined as follows, except where the context of this Agreement or a Schedule or Exhibit hereto clearly indicates otherwise:

Affiliate means any entity directly or indirectly controlled by, controlling or under common control with, a party to this Agreement. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) beneficial ownership of more than 20% of the voting securities or other ownership interest of an entity and (b) possession of power to direct or significantly influence the management and policies of an entity, including through veto rights. After the purchase of all of the outstanding shares of the Company, Purchaser will be deemed an Affiliate of the Company.

Agreement means this Stock Purchase Agreement, dated as of 5 January 2015, by and among Seller and Purchaser, including the attached Schedules and Exhibits, as the same may be modified, supplemented and amended.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in New York, are authorized or required to be closed.

Cash Consideration means the aggregate of the Closing Payment and the Phase 1 Payment.

Closing means the completion of the sale of the Interests to Purchaser contemplated by this Agreement.

Closing Date means a date on which the Closing shall occur.

Closing Payment means immediately available funds in U.S. dollars in an amount equal to USD 6,000,000 less any amounts effectively paid by Purchaser to Seller in consideration for the right to exclusive negotiations, as set forth in the MOU.

Consent means any approval, consent, authorization, waiver, notice, filing or exemption to, from, or with respect to a specified action.

Exhibit means an attachment referred to in this Agreement that is made a part of this Agreement by its attachment hereto.

Governmental Authority means any court, government or political subdivision or department thereof, any governmental or regulatory body, board, bureau, arbitrator or alternative dispute resolution body, administrative agency or commission, securities exchange or other governmental agency or instrumentality of competent jurisdiction.

Governmental Consent means a Consent of any Governmental Authority.

Interests has the meaning ascribed to it in the first recital set forth above.

knowledge in the phrase “to its knowledge”, “to the best of its knowledge” or “has knowledge of” or a similar phrase, when used to qualify a statement of a party, shall be deemed to be that knowledge held and, in the case of the phrase “to the best of its knowledge,” knowledge which would have been held, assuming reasonable investigation and inquiry, in each case by the officers, directors and managers of (i) Seller, if Seller is making such statement, and (ii) Purchaser, if Purchaser is making such statement, at the time such statement is made.

Law means any applicable international, foreign, national, provincial, state or local (or other political subdivision) statute, law (including common law), ordinance, order, rule, regulation or binding requirement of a Governmental Authority.

Liability means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, direct or indirect, accrued or unaccrued, assessed or non-assessed, liquidated or unliquidated, secured or unsecured, joint or several, due under a guarantee of another Person’s liability, due or to become due, vested or unvested, executory, determined or determinable and whether or not the same is required to be accrued on such Person’s financial statements.

Lock-Up Period means a period of nine months from the Closing Date.

Material Adverse Effect means, with respect to any business or person, a material adverse effect on the financial condition, business, assets, Liabilities, properties, prospects or results of operations of such business or person and its subsidiaries taken as a whole or a material adverse effect on its ability to consummate the Transaction; provided, however, that any change, event or effect arising out of or resulting from any of the following shall not be deemed to constitute a Material Adverse Effect: (a) any announcement or disclosure (whether authorized or unauthorized) of this Agreement or any of the other Ancillary Documents or the matters contemplated hereunder or thereunder, (b) general industry conditions not specifically related to, or having a materially disproportionate effect on any of the parties or the Business, as applicable, and (c) general economic, industry, market, regulatory or political conditions.

MOU means the non-binding Memorandum of Understanding, dated November 18, 2014, between Purchaser and Seller, setting out the business terms of the Transaction.

parties means, unless the context otherwise requires, Seller and Purchaser.

Person means any individual, firm, corporation, partnership, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

Phase 1 Payment means immediately available funds in U.S. dollars in an amount equal to USD 5,000,000 to be paid by Purchaser to Seller upon the treatment of the first patient of the second cohort according to the Phase 1 Study protocol.

Phase 1 Study has the meaning set forth in the Asset Purchase Agreement.

Proceeding means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

Products has the meaning set forth in the Asset Purchase Agreement.

Purchase Price means the aggregate of the Cash Consideration and the Capital Increase Amount.

Purchaser Indemnitee has the meaning ascribed to it in Section 8.2.

Representatives means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, consultants, equity partners or financial advisors or other Persons acting on behalf of such Person.

Securities Act means the United States Securities Act of 1933, as amended.

Transaction means the sale of Interests to Purchaser at the Closing.

Transfer means, with respect to a C3BS share, directly or indirectly, conditionally or unconditionally:

(a)	sell, exchange, pledge, assign by way of security, grant any other right “in rem” (droit réel), deliver or offer or market, a C3BS share whether for consideration or for free;

(b)	enter into any option or any future (whether or not settled in cash) or otherwise dispose of or agree to dispose (whether conditionally or unconditionally, now or in the future) of any C3BS share; or

(c)	enter into any swap, any arrangement, any derivative transaction (whether or not settled in cash) or issue any instruments that transfer (conditionally or unconditionally, now or in the future) to a third party all or part of the economic risk, benefits, rights or ownership of a C3BS share; and

a Transfer and Transferring shall be construed accordingly.

Transferred Assets has the meaning set forth in the Asset Purchase Agreement.

U.S.$, USD or U.S. Dollars means United States dollars.

1.2	In this Agreement:

(a)	Each of the following terms is defined in the provision set forth opposite such term below:

Term	Provision
Arbitral Tribunal	Section 10.8
Buy-Out Option	Section 2.3
Capital Increase	Section 2.1(d)
Capital Increase Amount	Section 2.1(d)
commissaire-réviseur	Section 6.1(f)
Contributed Shares	Section 2.1(a)
Damages	Section 8.2
GAAP	Section 4.9
Indemnitee	Section 8.4(a)
Indemnitee’s Notice	Section 8.4(a)
Indemnitor	Section 8.4(a)
New Shares	Section 2.1(d)
Notice	Section 10.1
Purchaser Indemnitee	Section 8.2.
Rules	Section 10.8
SEC	Section 4.3(i)
Seller Indemnitee	Section 8.3
Subscription Price	Section 2.1(d)
Third Party Claim	Section 8.4(a)
Third Party Confidentiality Obligations	Section 5.2
Transferee	Section 2.2(a)

(b)	words denoting persons shall include bodies corporate and unincorporated associations of persons;

(c)	subject to Section 10.2, references to a party to this Agreement include references to the successors or assigns (immediate or otherwise) of that party.

2.	PURCHASE AND SALE OF INTERESTS

2.1	Closing

(a)	On the terms and subject to the terms and conditions of this Agreement, at the Closing Purchaser shall acquire from Seller, and Seller shall sell, assign, transfer and deliver to Purchaser, all of the Interests free and clear of any liens, according to the following allocation:

(i)	73.3% of the Interests shall be sold by Seller to Purchaser in exchange for the Cash Consideration and

(ii)	26.7% of the Interests (the Contributed Shares) shall be contributed by Seller to Purchaser in exchange for the New Shares.

(b)	The Closing shall take place (i) at or around 10.00 am CET on 21 January 2015 if all of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived by that date, or (ii) at or around 10.00 am CET on the first Business Day occurring five days following satisfaction or waiver of all of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing), or (iii) at such other time as the parties may agree. The Closing shall occur at such location as the parties may agree.

(c)	At the Closing Purchaser shall deliver the Closing Payment to Seller, by wire transfer to the following bank account:

Celdara Medical LLC

ATTN: Jake Reder

Bank of America

Swift code:

Wire Routing Number:

Account:

(d)	At Closing, Seller shall make a capital investment in C3BS in the amount of USD 4,000,000 (the Capital Increase Amount) by way of subscription of new shares in C3BS at an issue price per share equal to the average closing price of the C3BS share for the last 30 days preceding the Closing as published daily by Euronext Brussels (the Subscription Price), through a contribution in kind of the Contributed Shares. At or around 10.00 am CET on the same day, C3BS shall issue to Seller a total number of new ordinary shares in C3BS (the New Shares) equal to the Capital Increase Amount divided by the Subscription Price (the New Shares, and such issuance of the New Shares being referred as the Capital Increase). The Capital Increase shall take place by means of a decision of the board of directors of C3BS in the context of the authorized capital to be enacted by a notarial deed on the Closing Date, subject to the issue by C3BS’ statutory auditors of the opinion as provided in Section 6.1(f). The New Shares will be entitled to dividends for the entire financial year during which they are issued. For that purpose, Seller shall provide to C3BS at the latest on the day before the Closing Date a duly executed, original copy of a proxy to represent Seller for the purpose of the Capital Increase in order to subscribe for the New Shares, to the extent required.

2.2	Lock-up

Seller undertakes towards C3BS not to Transfer, undertake to Transfer or announce any intention to Transfer during the Lock Up Period, any of the New Shares, without C3BS’s express prior written consent, not unreasonably to be withheld. By exception to the above, Seller may, during the Lock-Up Period, Transfer all or part of the New Shares to one of its Affiliates, it being understood that, in that case:

(a)	Seller will inform C3BS in advance of the contemplated Transfer and of the identity of the proposed transferee (the Transferee);

(b)	Seller and the Transferee will comply with all applicable disclosure requirements to that effect; and

(c)	If the Transferee holding the New Shares is about to cease to be an Affiliate of Seller, it shall without delay and prior to it so ceasing to be an Affiliate notify C3BS that such event will occur and shall transfer those New Shares to Seller or to another Affiliate of Seller.

2.3	Purchaser’s Buy-Out Option

Purchaser will have the right at any time and in its sole discretion to purchase all of Seller’s rights under this Agreement and the Ancillary Documents (collectively, the Rights) for a one-time payment to Seller, whereby all further financial obligations of Purchaser and of the Company towards Seller shall lapse in exchange for such one-time payment to Seller (the Buy-Out Option). If Purchaser notifies Seller in writing of its desire to exercise its Buy-Out Option, then the parties agree to promptly enter into good faith negotiations to determine the then-current fair market value of such Rights. Notwithstanding the foregoing, the Buy-Out Option is subject to mutual agreement between the parties with respect to the fair market value of such Rights and neither party is obligated to enter into any transaction related to such Rights, unless and until the parties have agreed upon the fair market value of such Rights.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that the representations and warranties set forth in this Article 3 are true and correct on the date hereof, and will be true and correct as of the Closing Date in all material respects.

3.1	Organization

(a)	Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, has the requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Seller is duly qualified to do business in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification necessary.

(b)	Company is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.

3.2	Authority Relative to this Agreement

Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and all other corporate proceedings on the part of Seller necessary to authorize this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby have been taken. This Agreement has been duly executed and delivered by Seller.

3.3	No Conflict; Required Filings and Consents

(a)	The execution, delivery and performance of this Agreement by Seller do not (i) conflict with or violate the charter or other organizational document of Seller, (ii) materially conflict with or violate any Law or order applicable to Seller or (iii) materially breach or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit under, or the creation of a lien on any of Seller’s assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, permit or other instrument or obligation to which Seller is a party.

(b)	The execution, delivery and performance by Seller of this Agreement do not require any Governmental Consent to be obtained by Seller prior to the Closing.

3.4	No Commissions

No Person has or will have, as a result of the Transaction, any right, interest or valid claim against or upon any party hereto for any commission, fee or other compensation as a finder or broker because of any act or omission by Seller or any of its Representatives.

3.5	Title to Interests

As of the date hereof, Seller owns beneficially and of record all of the Interests. The Interests will not be transferred to Purchaser in violation of any preemptive, preferential or first refusal rights. Upon Seller’s receipt of the applicable Purchase Price therefor, Purchaser will acquire all of Seller’s rights and interests in the Interests to be sold at that Closing, free of any adverse claim, assuming that Purchaser does not have notice of any adverse claim.

3.6	Title

(a)	Seller has assigned and otherwise transferred the Transferred Assets to Company, and, as a result of such transfer, the Company, directly or indirectly, has good title to, or valid leasehold or license interests in, as the case may be, all of the Transferred Assets, free and clear of all liens and encumbrances.

(b)	To the best of Seller’s knowledge, the Transferred Assets comprise all of the assets owned by Seller as of the date hereof that are necessary for the Company to carry out the Business after Closing, taking into account the future performance of the services by Seller under the R&D Service Agreement. Purchaser’s sole remedy with respect to any breach by Seller of this Section 3.6(b) is for Seller to transfer such assets, at its expense, to the Company as if such assets were part of the Transferred Assets in accordance with Section 16 of the Asset Purchase Agreement. For the avoidance of doubt, the parties agree that this obligation is intended to cover materials or data that Seller failed to transfer to the Company pursuant to the Asset Purchase Agreement. If the Company received any assets of Seller that are not intended to be transferred pursuant to the terms of the Asset Purchase Agreement, then Purchaser shall cause the Company to promptly return such asset to Seller at Seller’s expense.

3.7	Intellectual Property Rights

To the best of Seller’s knowledge as of the date hereof, (i) the intellectual property rights (including any patent rights) that are included in the Transferred Assets are validly owned by or licensed to Seller, and (ii) the patent rights that are included in the Transferred Assets are valid, still in force and enforceable and no act or omission has been done or not been done by Seller, which may cause them to cease to be valid, still in force and enforceable. As of the date hereof, Seller hereby represents that it is not aware of (i) any intellectual property rights (including any patent rights) of any third party that would be infringed by the Company’s use of the Transferred Assets to carry out the Business after Closing, or (ii) any infringement of any intellectual property rights (including any patent rights) that are included in the Transferred Assets by any third party.

3.8	Litigation

There are not any (i) Proceedings pending or threatened against or affecting the Business or any of the Transferred Assets or (ii) investigations by any Governmental Authority that are pending or threatened against or affecting the Business or the Transferred Assets that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business.

3.9	Compliance

The Business as conducted by Seller prior to the Closing is being, and since November 19, 2014 has been, conducted in material compliance with the applicable Laws governing the research, development, registration, manufacturing, labeling, distributions, marketing, advertising, promotion and selling drug, consumer goods, medical device or prescription pharmaceutical products, as applicable.

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the representations and warranties set forth in this Article 4 are true and correct on the date hereof, and will be true and correct as of the Closing Date in all material respects.

4.1	Organization

Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Belgium and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Purchaser is duly qualified to do business in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification necessary.

4.2	Authority Relative to This Agreement

Purchaser has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized and all other corporate proceedings on the part of Purchaser necessary to authorize this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby have been taken. This Agreement has been duly executed and delivered by Purchaser.

4.3	Securities Act

(a)	The Interests will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof including a distribution within the meaning of the Securities Act. Purchaser has no present intention of selling, granting any participation in, or otherwise distributing any Interests. Purchaser does not have any contract, undertaking, agreement or arrangement, whether written or oral, with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Interests. Purchaser hereby acknowledges and agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of other than in compliance with applicable Laws.

(b)	Purchaser is fully aware of: (i) the highly speculative nature of the Interests; (ii) the financial hazards involved; (iii) the lack of liquidity of the Interests and the restrictions on transferability of the Interests; and (iv) the tax consequences of acquiring the Interests.

(c)	Purchaser has had access to all information regarding the Company and the Business that Purchaser reasonably considers important in making the decision to acquire the Interests.

(d)	Purchaser has a preexisting personal or business relationship with Seller, the Company and/or certain of its officers and/or directors of a nature and duration sufficient to make Purchaser aware of the character, business acumen and general business and financial circumstances of the Company and the Business. By reason of Purchaser’s business or financial experience, Purchaser is capable of evaluating the merits and risks of this purchase, has the ability to protect Purchaser’s own interests in this transaction and is financially capable of bearing a total loss of the Interests.

(e)	Purchaser is an investor in securities of companies in the development stage and represents and acknowledges that it is able to fend for itself, can bear the economic risk of this investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Interests to be purchased hereunder.

(f)	Purchaser is an “accredited investor” within the meaning of the SEC Rule 501 of Regulation D promulgated under the Securities Act.

(g)	Purchaser (i) is a sophisticated individual or entity familiar with transactions similar to those contemplated by this Agreement, (ii) has adequate information concerning the business and financial condition of the Company and the Business to make an informed decision regarding the purchase of the Interests, and (iii) has independently and without reliance upon Seller or any Affiliate or agent thereof, and based on such information and the advice of such advisors as Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement. Purchaser acknowledges that none of Seller or its Affiliates or agents is acting as a fiduciary or financial or investment adviser to Purchaser, and has not given Purchaser any investment advice, opinion or other information on whether the purchase of the Interests is prudent.

(h)	At no time was Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the Interests.

(i)	Purchaser understands and acknowledges that, in reliance upon the representations and warranties made by Purchaser herein, the Interests are not being registered with the Securities and Exchange Commission (SEC) under the Securities Act, but instead are being transferred under exemptions from the registration and qualification requirements of the Securities Act or other applicable securities Laws which impose certain restrictions on Purchaser’s ability to transfer the Interests.

(j)	Purchaser understands that Purchaser may not transfer any Interests unless such Interests are registered under the Securities Act or qualified under other applicable securities Laws, or unless exemptions from such registration and/or qualification are available. Purchaser has also been advised that exemptions from registration and qualification may not be available or may not permit Purchaser to transfer all or any of the Interests in the amounts or at the times proposed by Purchaser.

(k)	Purchaser acknowledges that, because the Interests have not been registered under the Securities Act, the Interests must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act and has consulted with competent securities Law counsel regarding the implications thereof.

(l)	If Purchaser is not a U.S. person (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), Purchaser hereby represents and warrants:

(i)	it has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with any invitation to purchase the Interests and any and all matters contemplated under this Agreement, including, but not limited to: (A) the legal requirements within its jurisdiction for the offer, purchase and sale of the Interests, (B) any foreign exchange restrictions applicable to such purchase, (C) any governmental or other consents that may need to be obtained, and (D) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Interests.

(ii)	that any offer to Purchaser to purchase the Interests, and any payment for and continued beneficial ownership of the Interests by Purchaser will not violate any applicable securities or other Laws of any jurisdiction applicable to Purchaser.

4.4	No Conflict; Required Filings and Consents

(a)	The execution, delivery and performance of this Agreement by Purchaser do not (i) conflict with or violate the charter or other organizational document of Purchaser, (ii) conflict with or violate any Law or order applicable to Purchaser or (iii) breach or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit under, or the creation of a lien on any of Purchaser’s assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, permit or other instrument or obligation to which Purchaser is a party.

(b)	The execution, delivery and performance by Purchaser of this Agreement do not require any Governmental Consent to be obtained by Purchaser prior to the Closing.

4.5	Financial Capability

Purchaser has or will have sufficient funds to pay the aggregate Cash Consideration contemplated by this Agreement and to perform the other obligations of Purchaser contemplated by this Agreement.

4.6	No Commissions

No Person has or will have, as a result of the Transaction, any right, interest or valid claim against or upon any party hereto for any commission, fee or other compensation as a finder, or broker because of any act or omission by Purchaser or any of its Representatives.

4.7	Litigation

There are not any (i) Proceedings pending or threatened against or affecting Purchaser or any of its Affiliates or (ii) investigations by any Governmental Authority that are pending or threatened against or affecting Purchaser or any of its Affiliates that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

4.8	New Shares

The New Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer set forth in Section 2.2 and liens or encumbrances created by or imposed by Seller. The New Shares will be issued in compliance with all applicable Laws and all applicable rules of any stock exchange.

4.9	Financial Statements

Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Purchaser’s public documents: (i) complied as to form in all material respects with the IFRS as issued by the International Accounting Standards Board (IASB) and as endorsed by the European Union (EU) with respect thereto as of their respective dates; (ii) was prepared in accordance with IFRS applied on a consistent basis throughout the periods involved; and (iii) fairly presented in all material respects the consolidated financial position of Purchaser and its consolidated subsidiaries at the respective dates thereof and the consolidated results of Purchaser’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by IFRS and the applicable rules and regulations of the FSMA, the Belgian market regulator.

5.	COVENANTS

5.1	Conduct of the Business

(a)	Except (i) to the extent compelled or required by applicable Law, (ii) as otherwise expressly permitted or expressly contemplated by this Agreement or the Ancillary Documents or (iii) as consented to in writing by Purchaser, which consent shall not be unreasonably withheld or delayed, during the period from the date hereof to the Closing Date, Seller shall, and shall cause the Company to, conduct the Business in the ordinary course consistent with past practice, and to the extent consistent therewith use commercially reasonable efforts to (x) maintain the Transferred Assets and (z) comply in all material respects with applicable Law relating thereto.

(b)	Without limiting the generality of the foregoing, except (x) to the extent compelled or required by applicable Law, (y) as otherwise expressly permitted or expressly contemplated by this Agreement or the Ancillary Documents or (z) as consented to in writing by Purchaser, which consent shall not be unreasonably withheld or delayed, during the period from the date hereof to the Closing Date, Seller shall not, and shall cause the Company not to, take any of the following actions:

(i)	modify or amend any of the organizational documents of the Company;

(ii)	issue or authorize the issuance of, any equity securities of the Company;

(iii)	allow the Company to (a) incur or suffer to exist any indebtedness or (b) make any material loans, advances or capital contributions to, or investments in, any other Person;

(iv)	enter into, amend in any material respect or terminate any contract with respect to the Transferred Assets;

(v)	Divest, sell, assign, transfer, abandon, cancel, license or otherwise dispose of, or encumber any of the Transferred Assets; or

(vi)	Adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company.

5.2	Access to Information Prior to the Closing

Subject to any confidentiality obligations imposed by any written agreements between Seller and a third party (Third Party Confidentiality Obligations) and Section 10.15 hereof, during the period from the date hereof through the Closing Date, Seller shall, and shall cause the Company to, give Purchaser and its authorized representatives reasonable access during normal business hours to all offices, facilities and personnel, and the books and records relating to the Transferred Assets, as Purchaser may reasonably request; provided that if Purchaser requests access to information that is subject to Third Party Confidentiality Obligations, Seller shall take reasonable actions necessary to grant access to or otherwise share as much of such requested information as possible without violating the applicable Third Party Confidentiality Obligations.

5.3	Legal Conditions to Closing

(a)	Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall cooperate with the other and use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to (i) fulfill all of the conditions imposed on such party by Article 6 of this Agreement and (ii) consummate and make effective the Transaction contemplated by this Agreement.

(b)	Each party shall promptly cooperate with and furnish information to the other party as may reasonably be imposed upon such other party in connection with the consummation of the Transaction, subject to any Third Party Confidentiality Obligations and Section 10.15 hereof; provided, however, that in the event that requested information is subject to Third Party Confidentiality Obligations, each party shall take reasonable actions necessary to furnish to the requesting party as much of such requested information as possible without violating the applicable Third Party Confidentiality Obligations.

5.4	Additional Actions

Neither Seller nor Purchaser shall, prior to a Closing, directly or indirectly, take any action or agree to take any action, without the prior written consent of the other party, that would or is reasonably likely to result in any of the representations or warranties set forth in this Agreement being untrue in any material respect, or in any of the conditions to the Closing not being satisfied.

5.5	Press Releases

Neither Seller nor Purchaser shall issue or cause the publication or issuance of a press release or public announcement with respect to this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby unless required under the U.S. Federal securities Laws or any stock exchange or similar requirement, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.

5.6	Delivery of Ancillary Documents

At the time of Closing, Seller and Purchaser shall, and shall cause each of their respective Affiliates where relevant to, execute and deliver each of the Ancillary Documents in substantially the form as attached to this Agreement.

5.7	Listing of the New Shares

Purchaser undertakes to take all steps required for the admission of the New Shares to trading on the regulated market of Euronext Brussels and Euronext Paris by the end of the Lock-Up Period without any restrictions.

6.	CONDITIONS TO CLOSING

6.1	Conditions to Purchaser’s Obligation

The obligation of Purchaser to purchase and pay for the Interests at any Closing Date is subject to the satisfaction (or waiver by Purchaser), as of the applicable Closing Date, of each of the following conditions:

(a)	Accuracy of Representations and Warranties. Each representation and warranty of Seller contained in Article 3 hereof shall be true and correct as of the date hereof and in all material respects, as of the Closing Date as though made on and as of such time.

(b)	No Material Adverse Effect. From November 19, 2014 until the Closing Date there have not occurred any changes to the Transferred Assets that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business or the Company.

(c)	Performance of Obligations. Seller shall have performed or complied in all material respects with its covenants and agreements contained in this Agreement required to be performed or complied with on or prior to the Closing Date.

(d)	Officer’s Certificate. Seller shall have delivered to Purchaser a certificate signed by an officer or officers with authority to bind Seller (dated as of the Closing Date), in the form of Exhibit C.

(e)	No Injunctions. No Law or injunction or other legal restraint or prohibition preventing the consummation of the Transaction shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority.

(f)	Auditor’s Valuation. The statutory auditor (“commissaire-réviseur”) of Purchaser shall have issued an opinion pursuant to section 602 of the Belgian Companies Code relating to the valuation of the Contributed Shares in relation to the Capital Increase (as provided in Section 2.1 (d)).

(g)	Dartmouth College Consent. Dartmouth College will have provided written confirmation that its Exclusive License Agreements with the Company, as referred to in Exhibit A2 to the Asset Purchase Agreement, will not be terminated, or affected in any other way, by the acquisition of the Interests by Purchaser from Seller.

6.2	Conditions to Seller’s Obligation

The obligation of Seller to sell the Interests to Purchaser at any Closing Date is subject to the satisfaction (or waiver by Seller), as of the applicable Closing Date, of each of the following conditions:

(a)	Accuracy of Representations and Warranties. Each representation and warranty of Purchaser contained in Article 4 hereof shall be true and correct as of the date hereof and in all material respects, as of the Closing Date as though made on and as of such time.

(b)	Performance of Obligations. Purchaser shall have performed or complied in all material respects with its covenants and agreements contained in this Agreement required to be performed or complied with on or prior to the Closing Date.

(c)	Officer’s Certificate. Purchaser shall have delivered to Seller a certificate signed by an officer or officers with authority to bind Purchaser (dated as of the Closing Date), in the form of Exhibit D.

(d)	No Injunctions. No Law or injunction or other legal restraint or prohibition preventing the consummation of the Transaction shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority.

7.	TERMINATION

This Agreement may be terminated at any time prior to the Closing:

(a)	By the mutual written consent of Seller and Purchaser;

(b)	By written notice from Purchaser to Seller if the conditions specified in Section 6.1 with respect to the Closing have not been satisfied or waived prior to 31 March 2015; or

(c)	By written notice from Seller to Purchaser if the conditions specified in Section 6.2 with respect to the Closing have not been satisfied or waived prior to 31 March 2015;

provided that a party shall not have the right to terminate this Agreement if the non-occurrence of the Closing is the result of such party’s breach of this Agreement.

7.1	Effect of Termination

In the event of termination of this Agreement pursuant to this Section 7, all obligations of the parties under this Agreement shall terminate, except that Article 1, Article 7, Section 5.5, Section 10.14 and Section 10.15 shall continue in full force and effect. Nothing in this Section 7.1 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement that occurred while such terms and provisions were in effect. No party shall have liability for consequential or punitive damages arising from a breach or alleged breach of this Agreement.

8.	INDEMNIFICATION

8.1	Survival of Representations and Warranties

All representations and warranties made by any party pursuant to this Agreement shall survive the Closing for one (1) year; provided, however, that representatives and warranties set forth in Sections 3.1, 3.2, 3.4, 3.5, 4.1, 4.2, 4.3, 4.6 and 4.8 shall survive until thirty (30) days after the last day of the applicable statute of limitations period (taking into account any extension or waiver thereof).

8.2	Seller’s Agreement to Indemnify

From and after the Closing, subject to the terms and conditions of this Agreement, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and their respective officers, directors, employees and Representatives (each an Purchaser Indemnitee) from and against any and all claims, demands, losses, assessments, fines, penalties, interest, liabilities, damages, reasonable expenses of investigations, reasonable experts’ fees, reasonable disbursements and other reasonable costs (including reasonable attorneys’ fees, without prejudice to Section 10.11) (all of the foregoing hereinafter referred to collectively as Damages) asserted against, resulting to, imposed upon or incurred by any Purchaser Indemnitee, that consist of, arise from or are attributable to a breach of any representation or warranty of Seller contained in Article 3 of this Agreement.

8.3	Purchaser’s Agreement to Indemnify

From and after the Closing, Purchaser agrees to indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees and Representatives (each a Seller Indemnitee) from and against any and all Damages asserted against, resulting to, imposed upon or incurred by any Seller Indemnitee, that consist of, arise from or are attributable to a breach of any representation or warranty of Purchaser contained in Article 4 of this Agreement.

8.4	Procedures for Resolution and Payment of Claims for Indemnification

(a)	Except as provided in Section 8.5, below, if a Person entitled to be indemnified under this Article 8 (the Indemnitee) shall incur any Damages or determine that it may incur any Damages, either pursuant to a claim or demand asserted against or sought to be collected from it by a third party (a Third Party Claim) or a claim or demand that does not involve a claim or demand being asserted against or sought to be collected from it by a third party and believes that it is entitled to be indemnified against such Damages by a party hereunder (the Indemnitor), such Indemnitee shall deliver to the Indemnitor a notice (an Indemnitee’s Notice) signed by the Indemnitee, specifying in reasonable detail the nature of such Claim and the amount estimated to be involved in each claim for Damages, which amounts may be reasonably modified from time to time by Indemnitee; provided that any failure to give such Indemnitee’s Notice will not waive any rights of the Indemnitee, except for a willful failure or to the extent that the rights of the Indemnitor are actually prejudiced.

(b)	If a Third Party Claim is made against an Indemnitee, the Indemnitor shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that such counsel is not reasonably objected to by the Indemnitee. Any Indemnitee shall have the right to employ separate legal counsel in any Third Party Claim and to participate in the defense thereto, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (i) the Indemnitor shall have failed, within 30 days after having received an Indemnitee Notice, to assume the defense of such Claim with counsel reasonably acceptable to the Indemnitee, (ii) the employment of such counsel has been specifically authorized by the Indemnitor or (iii) the named parties to any such action (including, without limitation, any impleaded parties) include both such Indemnitee and the Indemnitor and, in the reasonable judgment of the Indemnitee, joint representation of both would be inappropriate due to actual or potential differing interests, and in that event the reasonable fees and expense of such separate counsel shall be paid by the Indemnitor. Except as otherwise herein provided, the Indemnitor shall not be liable to indemnify an Indemnitee for any settlement of any such action or claim effected without the consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). If the Indemnitor assumes the defense of a Third Party Claim, the Indemnitee shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnitor shall recommend and that by its terms obligates the Indemnitor to pay the full amount of the liability in connection with such claim.

(c)	The Indemnitor shall provide the Indemnitee, or vice versa, as the case may be, with copies of all complaints, motions, answers and other pleadings filed or received in connection with any Third Party Claim promptly after filing or receipt thereof.

8.5	Limitation of Liability

(a)	Notwithstanding anything to the contrary herein, in no event shall any indemnity pursuant to this Article 8 include any consequential or punitive damages unless and to the extent that such damages have been asserted against the Indemnitee in a Third Party Claim.

(b)	Notwithstanding anything to the contrary herein, in no event shall Seller be liable under Section 8.2 for Damages to the extent they exceed the Purchase Price plus any additional amounts paid by OnCyte to Seller under Sections 4 of the Asset Purchase Agreement.

(c)	Each of the parties further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Company and the Transaction (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article 8. In furtherance of the foregoing, Purchaser hereby waives, from and after the Closing, any and all rights, claims and causes of action it, the Company or any Affiliate may have against Seller and its Affiliates arising under or based on any Federal, state or local Law or otherwise (except pursuant to this Article 8). For the avoidance of doubt, this Article 8 shall not apply to any claims relating to any Ancillary Documents.

8.6	Treatment of Indemnification Payments

Any payment made pursuant to the indemnification obligations under this Article 8 shall be treated as an adjustment to the Purchase Price.

9.	PROTECTIVE COVENANTS

9.1	Right of First Negotiation

(a)

Seller covenants with Purchaser and the Company that it will provide written notice to the Company of its intention to outlicense, sublicense or sell technology to develop or commercialize CAR-T Cell products for the treatment of cancer identified after the Effective Date of this Agreement and not subject to an agreement with a third party as of the Effective Date, to a third party (Third Party Transaction). During the 60-day period following such written notice from Seller, the Company will have the first right to negotiate the purchase of, or an exclusive license or sublicense to, the assets that are the subject matter of the proposed Third Party Transaction upon commercially reasonable terms mutually acceptable to the parties. In the event that the Company intends not to exercise such right, it will provide Seller prompt written notice of its intention not to do so. If (i) the parties are unable to reach agreement in principle, through a non-binding term sheet or memorandum of understanding, on the material terms of such purchase or license within such 60-day period, (ii) the parties have reached agreement in principle, through a non-binding term sheet or memorandum of understanding, on the terms of such purchase or license within such 60-day period, but the parties are unable to enter into a definitive agreement within six months following the written notice from Seller, or (iii) the Company expresses in writing that it does not wish to enter into or continue negotiations, then Seller will have no further obligation to the Company and may enter into negotiations with third parties concerning the Third Party Transaction. If, however, the Company had submitted a written term sheet to Seller during the 60-day period following the written notice from Seller, but the parties were unable to enter into a definitive agreement within six months following the written notice from Seller, then Seller will not enter into a Third Party Transaction with respect to such technology on terms materially less favorable to Seller than the terms submitted by the Company in its term sheet submitted to Seller.

9.2	Non-Solicitation

(a)	Seller covenants with Purchaser and the Company that it shall not and shall procure that none of its Affiliates shall:

(i)	for a period of three years from Closing, induce or attempt to induce any person who is at Closing a supplier of goods or services to the Company to cease to supply, or to restrict or vary the terms of supply, to the Company; or

(ii)	for a period of three years from Closing, do or say anything which is harmful to the reputation of the Company or which may lead a person to cease to deal with the Company on substantially equivalent terms to those previously offered or at all.

(b)	Each of Purchaser and the Company covenants with Seller that it shall not and shall procure that none of its Affiliates shall:

(i)	for a period of three years from Closing:

(A)	induce or attempt to induce any person who is at Closing a director or employee of the Company to leave the employment of Seller; or

(B)	employ or attempt to employ any person who is at Closing a director or employee of Seller; or

(ii)	for a period of three years from Closing, induce or attempt to induce any person who is at Closing a supplier of goods or services to Seller to cease to supply, or to restrict or vary the terms of supply, to Seller; or

(iii)	for a period of three years from Closing, do or say anything which is harmful to the reputation of Seller or which may lead a person to cease to deal with Seller on substantially equivalent terms to those previously offered or at all.

10.	MISCELLANEOUS

10.1	Notices

All reports, approvals, and notices required or permitted by this Agreement to be given to a party (each a Notice) shall be given in writing, by personal delivery, telecopy or overnight courier, to the party concerned at its address as set forth below (or at such other address as a party may specify by written notice pursuant to this Section 10.1 to the other):

If to Purchaser:

Cardio3 Biosciences S.A.

Attention Patrick Jeanmart

Rue Edouard Belin 12, 1435

Mont-Saint-Guibert, Belgium

Fax: + 32 10 39 41 41

If to Seller:

Celdara Medical, LLC

16 Cavendish Court

Lebanon, NH 03766

Fax:

All Notices shall be deemed effective, delivered and received (a) if given by personal delivery, or by overnight courier, when actually delivered and signed for, or (b) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and receipt therefor is confirmed.

10.2	Assignment; Binding Effect; No Third-Party Rights

Except as otherwise provided in this Agreement, neither this Agreement nor the rights granted hereunder may be assigned or transferred by Seller or Purchaser (which consent will not be unreasonably withheld); provided, however, that a party may assign this Agreement and its rights and obligations hereunder without the other parties’ consent to any Affiliate. Notwithstanding the foregoing, any such assignment to an Affiliate will not relieve the assigning party of its responsibilities for performance of its obligations under this Agreement will. Any attempted assignment, delegation or transfer in violation hereof, shall be void and of no force and effect. Except as expressly stated in this Agreement, this Agreement is for the sole benefit of the parties hereto and is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Except as otherwise provided in this Agreement, this Agreement shall be binding on the permitted successors and assigns of the parties, each such permitted successor and assign being deemed to be a party hereunder in substitution of its respective transferor.

10.3	Entire Agreement

This Agreement, including the Asset Purchase Agreement and the R&D Service Agreement, contains the entire understanding and agreement among the parties with respect to the subject matter hereof and supersede all prior oral and written understandings and agreements relating thereto.

10.4	Expenses

All expenses incurred by a party or on its behalf in connection with this Agreement or related to the preparation, negotiation, execution and performance of this Agreement, shall be borne by the party incurring such expenses.

10.5	Waivers; Amendments

Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the waiving party. This Agreement may only be amended with the written consent of Seller and Purchaser.

10.6	Reformation and Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, then (i) in lieu of such illegal, invalid or unenforceable provision, the parties shall endeavor in good faith negotiations to agree on a provision as similar to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, provided that no party shall be required to agree to any provision that would materially alter any of its rights or obligations under this Agreement and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby except where the fundamental relationship among the parties has been materially altered.

10.7	Governing Law

This Agreement shall in all respects be governed by and construed in accordance with the Laws of the state of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the Laws of any other jurisdiction. Each party to this Agreement further agrees that the Laws of the state of Delaware bear a reasonable relationship to this Agreement and irrevocably and unconditionally waives any objection to the application of the Laws of the state of Delaware to any dispute and further irrevocably and unconditionally waives and agrees not to plead or claim that any dispute should not be governed by the Laws of the state of Delaware.

10.8	Arbitration

In the event of any dispute, controversy or claim after the Closing among any of the parties hereto arising out of or relating to this Agreement, the parties shall attempt to resolve such dispute between themselves within thirty (30) calendar days following the date either party sends written notice of such dispute to the other party. If the parties fail to resolve such dispute within such period of time, then the dispute shall be finally settled by binding arbitration under the then-current Rules of Arbitration of the International Chamber of Commerce (the Rules). The dispute will be resolved before a panel of three experts with relevant industry experience (the Arbitral Tribunal). One arbitrator will be chosen by Seller and one arbitrator will be chosen by Company within fifteen (15) days from the notice of initiation of arbitration. The third arbitrator will be chosen by mutual agreement of the arbitrator chosen by Seller and the arbitrator chosen by Company within fifteen (15) days of the date the last arbitrator was appointed or, failing such agreement, will be appointed in accordance with the Rules. The place of the arbitration shall be New York, New York. The arbitration shall be conducted in the English language. The parties shall request the Arbitral Tribunal to use commercially reasonable efforts to rule on each disputed issue within thirty (30) calendar days after the completion of hearings; provided, however, that the failure of the Arbitral Tribunal to so rule during such period shall not affect or impair the validity of any arbitration award. The determination of the Arbitral Tribunal as to the resolution of any dispute shall be final, binding and conclusive upon all parties hereto. All rulings of the Arbitral Tribunal shall be in writing, describing the essential findings and conclusions on which an award is based, including the calculation of any damages awarded, and shall be delivered to the parties hereto. Any award rendered by the Arbitral Tribunal shall be enforceable in any court of competent jurisdiction.

10.9	Consent to Jurisdiction

Any litigation against any party to this Agreement (including, for avoidance of doubt, the Company) arising out of or in any way relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware or in any federal court located in the State of Delaware and each of the parties hereby submits to the exclusive jurisdictions of such courts for the purpose of any such litigation. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.9. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THE TRANSACTION IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR IN ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.10	Waiver of Jury Trial

EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE TRANSACTION. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.10.

10.11	Attorney’s Fees

In the event that any party institutes any legal suit, action or proceeding, including arbitration, against the other party arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding, or if there is none, the substantially prevailing party, will be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including actual attorneys’ fees and expenses, actual expert witness’ fees and court costs, whether in an original action or on appeal.

10.12	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed version of this Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement and no exchange of originals is necessary.

10.13	Headings

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

10.14	Payments in U.S. Dollars

Except as expressly set forth herein, all payments made hereunder shall be calculated and made in U.S. Dollars and any payment calculated by reference to or tendered in any other currency shall not be deemed to discharge the underlying obligation.

10.15	Confidentiality Obligations

Each party hereto shall keep confidential, and shall cause its Affiliates and Representatives to keep confidential, all information contained in or relating to this Agreement and the Ancillary Documents, including the terms and conditions hereof and thereof, except as required by applicable Law or administrative process, except as specified in this Agreement and except for information that is available to the public on the date hereof or becomes available to the public after the date hereof other than as a result of a breach of this Section 10.15. The covenant contained in this Section 10.15 shall survive the Closing for a period of five years after the Closing Date.

As an exception to the provisions of the mutual non-disclosure agreement entered into on 24 July 2014 by Seller and Purchaser, which will otherwise continue to be in force, any information relating to OnCyte, its Business and Assets shall no longer be deemed to be Confidential Information for Purchaser, but shall be deemed to be Confidential Information for Seller, except to the extent that it would be generally known to the public.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CARDIO3 BIOSCIENCES S.A.

By:	/s/ Christian Homsy
Name:	Christian Homsy (as legal representative of LSS Consulting SPRL)
Title:	CEO – acting under a special power of attorney

[Signature Page to C3BS-Celdara SPA]

CELDARA MEDICAL, LLC

By:	/s/ Jake Reder
	Name:	Jake Reder, Ph.D.
	Title:	CEO

[Signature Page to C3BS-Celdara SPA]